Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”), dated as of January 24, 2007, is entered into by and among Cypress Consulting Services, Inc., dba Cypress Energy Services, a Texas corporation (“Seller”), OMNI Energy Services Corp., a Louisiana corporation (“Purchaser”) and Dennis Gray, a person of the full age of majority and a resident of the State of Texas and the principal shareholder and the sole executive officer of Seller (“Shareholder”).

W I T N E S S E T H :

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Assets as described herein upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements contained herein, and for other good and valuable consideration, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Assets” shall mean, with respect to Seller, (1) all right, title, and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, belonging to Seller and which relate to the Seller Employee Leasing Division Business, including the furnishing of advisory and consulting services to customers as well as any goodwill associated therewith, including the assets listed on Schedule 1.1(a)(1); (2) all right, title, and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, belonging to Seller and which relate to the Seller Seismic Division Business, as well as any goodwill associated therewith, including the assets listed on Schedule 1.1(a)(2), as well as the backlog related to the Seller Seismic Division Business; (3) the benefit of all Seller’s interest in the contracts listed on Schedule 1.1(a)(3) (the “Contracts”) and all files and records relating thereto; (4) customer lists, and all other contract rights and intangible assets relating to the Seller Employee Leasing Division Business, the Seller Seismic Division Business or any of the Assets and all rights of the Seller if any exist under all sales contracts, service agreements, maintenance agreements, yellow pages advertising and lease agreements; (5) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, exemptions, and similar rights obtained from governments and governmental agencies (the “Permits”) relating to the Seller Employee Leasing Division Business, the Seller Seismic Division Business or any of the Assets; (6) all patents, trademarks, service marks, copyrights, and applications and registrations thereof, whether issued or pending; all trade names, labels and other trade rights, whether or not registered; all inventions, discoveries, improvements, processes and formulas; intellectual property, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (7) prepayments, prepaid expenses, and deferred items, claims, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment directly related to the Seller Employee Leasing Division Business, the Seller Seismic Division Business or any of the Assets (excluding any such amounts related to contracts that will be canceled and/or not assumed by Purchaser at Closing); (8) all files, documents, correspondence, lists, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials that relate to the Seller Employee Leasing Division Business, the Seller Seismic Division Business or the Assets, other than Seller’s books, records and ledgers; (9) Seller’s inventory of supplies that relate to the Seller Employee Leasing Division Business, the Seller Seismic Division Business or the Assets as of the Closing Date; (10) all customer contacts and sales relationships and all written distributor and long term supply contracts to which Seller is a party; and (11) the goodwill associated with any of the foregoing used or useful in the Seller Employee Leasing Division Business, the Seller Seismic Division Business and all records, documents and information in Seller’s possession as may be reasonably necessary to enable Purchaser to use the Assets. The Assets shall not include the Excluded Assets.

(b) “Audited Financial Statements” has the meaning set forth in Section 3.6 hereof.

(c) “best knowledge”, “have no knowledge of”, or “do not know of” and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after due inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any officer of such entity after diligent investigation and inquiry by the officer of such entity.

(d) “Cash Consideration” shall have the meaning set forth in Section 2.2(a).

(e) “Closing” and “Closing Date” shall have the meanings set forth in Section 2.3.

(f) “COBRA” shall mean the limited continued medical benefit coverage required to be provided under Section 4980B of the Code or state continuation coverage laws.

(g) “Code” shall have the meaning set forth in Section 2.2(d).

(h) “Damages” shall have the meaning set forth in Section 11.1.

(i) “Employment Agreement” means an executed Employment Agreement between Purchaser and Shareholder in the form attached as Exhibit 7.12.

(j) “Employee Plans” shall mean the employee benefit plans (as defined by Section 3(3) of ERISA), all specified fringe benefit plans (as defined in Section 6039D of the Code), and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental, unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

(k) “ERISA” shall mean the Employee Retirement Income Security Act of 1974.

(l) “Excluded Assets” shall mean any cash or billed or unbilled accounts receivable for work performed by Seller before the Closing Date; cash, cash equivalents and short-term investments of Seller; minute books, stock records and corporate seals of Seller; shares of capital stock held by Seller in treasury; personnel records; rights in connection with Employee Plans; and the other property specifically described in Schedule 1.1(l).

(m) “Financial Statements” shall have the meaning set forth in Section 3.6.

(n) “Legal Requirements” shall have the meaning set forth in Section 3.15.

(o) “ordinary course of business” means the usual and customary way in which Seller has conducted its business in the past.

(p) “Note” shall have the meaning set forth in Section 2.2(a).

(q) “Proprietary Rights” shall have the meaning set forth in Section 3.12(a).

(r) “Purchase Price” shall have the meaning set forth in Section 2.2(a).

(s) “Security Interest” means any lien, charge, claim, privilege, collateral assignment, bond for deed, restriction, option, preemptive right, encumbrance, mortgage, pledge, charge, or other security interest of any kind or nature whatsoever.

(t) “Seller Employee Leasing Division Business” shall mean the business currently conducted by the employee leasing division of Seller as a going concern.

(u) “Seller Seismic Division Business” shall mean the business currently conducted by Seller’s seismic division.

ARTICLE II

Purchase and Sale

Section 2.1. Purchase and Sale of Assets. Subject to and upon the terms and conditions contained herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, pursuant to the Bill of Sale attached hereto as Exhibit 2.1, free and clear of all Security Interests or claims, and Purchaser shall purchase, accept and acquire from Seller, the Assets.

Section 2.2. Purchase Price.

(a) Total Purchase Price. The total purchase price for the Assets (the “Purchase Price”) shall be the amount of cash as set forth in Section 2.2(b) below (“Cash Consideration”) plus a Subordinated Promissory Note of Purchaser in the form set forth in Exhibit 2.2(c) (the “Note”).

(b) Cash. The Cash Consideration shall be an amount equal to an aggregate of Seven Million Fifty Thousand and NO/100 ($7,050,000.00) Dollars, which shall be allocated as follow:

(i) On the Closing Date, Purchaser shall pay or cause to be paid and delivered to or for the benefit of Prospect Energy Corporation, a Delaware corporation (“Prospect”) (together with such other lenders or creditors as may be identified in payoff letters provided to Purchaser by Seller), Five Million Two Hundred Thousand and NO/100 ($5,200,000.00) Dollars, payable in cash, by wire transfer or other delivery of immediately available funds.

(ii) On the Closing Date, Purchaser shall pay or cause to be paid and delivered to or for the benefit of Seller (together with such lenders or creditors as may be identified in payoff letters provided to Purchaser by Seller), One Million Seven Hundred Seventy Five Thousand and NO/100 ($1,775,000.00) Dollars, payable in cash, by wire transfer or other delivery of immediately available funds.

(iii) On the Closing Date, Purchaser shall pay or cause to be paid and delivered to or for the benefit of Seller, Seventy Five Thousand and No/100 ($75,000.00) Dollars, payable in cash, by wire transfer or other delivery of immediately available funds, into an escrow account (the “Key Employee Escrow Account”) to be used as an inducement to retain certain of Seller’s key employees in the employment of Purchaser for a ninety-day period. A copy of the Key Employee Escrow Agreement is attached hereto as Exhibit 2.2(b). Any funds not paid to key employees (or paid to Purchaser in reimbursement for funds paid by Purchaser to key employees during the escrow period) at the end of the escrow period will be paid to Seller.

(c) Note. On the Closing Date, as part of the Purchase Price, the Purchaser shall issue and deliver to Seller a promissory note made by the Purchaser in the original principal amount of Three Million and NO/100 ($3,000,000.00) Dollars, which shall bear interest at a rate of five (5%) percent per annum and shall be payable in three equal annual installments of One Million and NO/100 ($1,000,000.00) Dollars each beginning on the first anniversary of the Closing Date with interest payable monthly in arrears. In the event that Shareholder, who as of the Closing Date shall become Sales Manager – Seismic Services and Employee Leasing for Purchaser, resigns his employment with Purchaser or is terminated for Cause (as defined in the Employment Agreement) prior to the maturity date of the Note, the Note shall be surrendered by Seller to Purchaser and cancelled by Purchaser, in which event Seller shall forfeit any and all rights to the remaining unpaid balance of the Note. The Note may be prepaid without penalty at any time at face value during the term of the Note. The Note shall at all times be subordinate to the Purchaser’s senior lenders, including any replacement, substitute or refinance lenders and any additional lenders for whom the senior lenders may be acting as agent. Purchaser’s senior lenders are Webster Business Credit Corporation, a New York corporation, and ORIX Finance Corp., a Delaware corporation. The Note shall at all times be subject to offset for any amounts for which Seller or Shareholder are liable to indemnify Purchaser in Damages pursuant to the terms of this Agreement.

(d) Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets by Purchaser within 180 days following the Closing or as soon thereafter as is reasonably practicable, subject to the consent of Seller, which consent shall not be unreasonably withheld, such allocation to be made as provided in Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Purchaser and Seller shall each file Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis reporting the allocation of the Purchase Price consistent with such allocation. Such allocation shall also reflect the aggregate fair market values for each relevant class of assets as defined in regulations promulgated pursuant to Section 1060 of the Code. Purchaser and Seller shall not take any position on their respective income tax returns that is inconsistent with the foregoing allocation of the Purchase Price. Purchaser and Seller shall each indemnify, defend and hold harmless the other party from and against any and all claims, losses, liabilities, damages, costs and expenses that may be incurred as a result of the failure to file Form 8594, the failure to file such Form 8594 on a timely basis or the failure to file its income tax return on a basis as required by this Section 2.2(d).

Section 2.3. Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall occur on or before February 16, 2007 (the “Closing Date”).

a. The execution and delivery of all documents necessary to enter into the transactions contemplated by this Agreement shall take place at the offices of Gordon, Arata, McCollam, Duplantis & Eagan, LLP, 400 East Kaliste Saloom Road, Suite 4200, Lafayette, Louisiana 70508, or such other place as the parties may mutually agree on the Closing Date.

b. At the Closing: (i) the Purchaser will deliver the various certificates, instruments, and documents referred to in Sections 9.2 and 9.3 below; (ii) the Purchaser shall deliver the Purchase Price as described in Sections 2.2(b) and 2.2(c); (iii) the Seller will deliver the various agreements, certificates, instruments and documents referred to in Section 9.1 below and the Assets; and (iv) Shareholder will deliver the Employment Agreement and the other agreements, certificates, instruments and documents referred to in Section 9.1 below to be delivered by him.

Section 2.4. Liabilities.

a. Assumed Liabilities. From and after the Closing Date, Purchaser will assume and agree to pay, defend, discharge and perform as and when due only the obligations of Seller that arise on or after the Closing Date under the Contracts (collectively the “Assumed Liabilities”).

b. Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume any other liabilities or obligations of Seller, whether known or unknown.

ARTICLE III

Representations and Warranties of Seller and Shareholder

Seller and Shareholder represent and warrant, jointly, severally and in solido, that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date except as set forth in the schedules delivered by the Seller and Shareholder to the Purchaser on the date hereof, as supplemented or amended (such schedules, as so supplemented or amended, the “Disclosure Schedule”). The Disclosure Schedule is arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Article III. References in Article III to a numbered schedule mean the section of the Disclosure Schedule that corresponds with that number; for example, references to “Schedule 3.1” means Section 3.1 of the Disclosure Schedule. Notwithstanding anything herein to the contrary, each matter disclosed in the Disclosure Schedule shall be deemed responsive to all other Sections of the Agreement to which disclosure is required by Shareholder or the Seller; provided, however, that the responsiveness of such a disclosure matter to another Section of the Agreement or disclosure schedule is obvious.

Section 3.1. Organization and Good Standing; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. Seller is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, which jurisdictions are listed in Schedule 3.1, except where the failure to be qualified or licensed would not have a material adverse effect on the business of Seller. Seller does not have any assets, employees or offices in any state other than the states listed in Schedule 3.1. Seller does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

Section 3.2. Authorization and Validity. The execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, including shareholder approval, and no other corporate act or proceeding on the part of Seller, its Board of Directors or its shareholders is necessary to authorize the execution, delivery or performance by Seller of this Agreement or any other agreement contemplated hereby.

The execution, delivery and performance by Shareholder of this Agreement and the other agreements contemplated hereby and the consummations of the transactions contemplated hereby and thereby have been duly authorized by Shareholder. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Seller and Shareholder and constitute or will constitute legal, valid and binding obligations of Seller and Shareholder, enforceable against Seller and Shareholder in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

Section 3.3. No Violation. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, the Articles of Incorporation or Bylaws of Seller or any agreement, indenture or other instrument under which Seller or Shareholder is bound or to which any of the Assets are subject, or result in the creation or imposition of any Security Interest upon any of the Assets or (ii) violate or conflict with any constitution, judgment, decree, order, injunction, charge, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Seller, Shareholder or the Assets. Seller has complied with all Legal Requirements, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports.

Section 3.4. Consents. Except as set forth in Schedule 3.4, no consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is necessary or required to authorize, or is necessary or required in connection with, the execution, delivery, performance and consummation of this Agreement or the agreements contemplated hereby on the part of Seller or Shareholder.

Section 3.5. Title to and Sufficiency of Assets. Seller has good, valid and marketable title to the Assets, free and clear of all Security Interests, or restriction on transfer, except as set forth on Schedule 3.5, and upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and marketable title to the Assets free and clear of all Security Interests or restrictions on transfer. The Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, required to operate the Seller Employee Leasing Division Business and the Seller Seismic Division Business in the manner presently operated by the Seller. Seller has certificates of title to all Assets set forth on Schedule 1.1(a)(1) and 1.1(a)(2) for which a title is required, and Seller shall deliver properly endorsed certificates of title thereto to Purchaser at Closing.

Section 3.6. Financial Statements. Seller has furnished to Purchaser Seller’s audited balance sheet and related audited statements of income, retained earnings and cash flows for the five-month period ended May 31, 2006 (“Audited Financial Statements”), including the notes thereto, as well as unaudited balance sheets and related unaudited statements of income, retained earnings and cash flows for the eleven-month period ended November 30, 2006 (collectively, the “Financial Statements”). The Financial Statements are true, correct and complete, are in accordance with the books and records of Seller, fairly present the financial condition and results of operations of Seller as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods and do not include or omit to state any fact which renders such Financial Statements misleading.

Section 3.7. Liabilities and Obligations. Except as set forth in Schedule 3.7, the Financial Statements reflect all liabilities of Seller, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof. All reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated. Except as set forth in the Financial Statements, Seller is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and Seller knows of no basis for the assertion of any other claims or liabilities of any nature or in any amount. There are no outstanding powers of attorney executed on behalf of Seller.

Section 3.8. Absence of Certain Changes. Except as set forth in Schedule 3.8, since December 31, 2005, Seller has conducted its business only in the ordinary course of business and Seller has not suffered any material adverse change, whether or not caused by any deliberate act or omission of Seller, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects.

3.9 Contracts.

(a) Except as set forth on Schedule 3.9(a), all of the Contracts (i) are in full force and effect, (ii) are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and (iii) no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of Seller and Shareholder, may be made by any party thereto, nor has Seller waived any rights thereunder. Except as set forth on Schedule 3.9(a), Seller has not received notice of any default with respect to any Contract, and there are no existing breaches, defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by Seller, or by any other party to any of the Contracts, and no penalties have been incurred nor are amendments pending, with respect to the Contracts.

(b) No Cancellation or Termination of Contracts. Seller has not received notice of any plan or intention of any other party to any Contract to exercise any right to cancel or terminate any Contract, and Seller knows of no fact that would justify the exercise of such a right. Seller does not currently contemplate, or have reason to believe any other person or entity currently contemplates, any amendment or change to any Contract. Except as listed in Schedule 3.9(b), none of the customers or suppliers of Seller has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, Seller.

(c) Except as set forth in Schedule 3.9(c), each Contract is assignable by Seller to Purchaser without the consent of any other person and, as to the Contracts that require consent to assign, Seller will obtain such consent prior to Closing.

Section 3.10. Adverse Agreements. Seller is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects, or so far as Seller can now foresee, may in the future materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Seller.

Section 3.11. Insurance. Seller carries property, liability, workers’ compensation and such other types of insurance as is customary in Seller’s industry. A list and brief description of all insurance policies of Seller are set forth in Schedule 3.11. To the best of Shareholder’s and Seller’s knowledge, all of such policies are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in Seller’s industry. Such insurance shall be outstanding and duly in force without interruption up to and including the Closing Date. True, complete and correct copies of all such policies have been provided to Purchaser on or prior to the date hereof.

Section 3.12. Patents, Trade-marks, Service Marks and Copyrights.

(a) Ownership. Seller owns all patents, trade-marks, service marks and copyrights, if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without, to the best knowledge of Seller and Shareholder, conflict with the rights of others. Set forth in Schedule 3.12 is a true and correct description of the following (“Proprietary Rights”):

(i) all trade-marks, trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, and all patents, copyrights and applications currently owned, in whole or in part, by Seller with respect to the Assets and Seller’s business, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which Seller is a party (including expiration date if applicable); and

(ii) all agreements relating to technology, know-how or processes that Seller is licensed or authorized to use by others, or which it licenses or authorizes others to use.

(b) Conflicting Rights of Third Parties. To the best knowledge of Seller and Shareholder, Seller has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties. No consent of third parties will be required for the transfer thereof to Purchaser or the use thereof by Purchaser upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right, and Seller knows of no valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

(c) Claims of Other Persons. Seller has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Seller infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened that challenge the rights of Seller with respect thereto. Seller has not given and is not bound by any agreement of indemnification for any Proprietary Right as to any property manufactured, used or sold by Seller.

Section 3.13. Trade Secrets and Customer Lists. To the best knowledge of the Seller and Shareholder, Seller has the right to use, free and clear of any claims or rights of others except claims or rights specifically set forth in Schedule 3.13, all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services formerly or presently sold or marketed by Seller. Seller is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any past or present employee of Seller.

Section 3.14. Taxes.

(a) Filing of Tax Returns. Seller has duly and timely filed with the appropriate governmental agencies all income, excise, corporate, franchise, property, sales, use, payroll, withholding and other tax returns (including information returns) and reports required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such tax returns or reports are complete and accurate and properly reflect the taxes of Seller for the periods covered thereby.

(b) Payment of Taxes. Seller has paid or accrued all taxes, penalties and interest that have become due with respect to any returns that it has filed and any assessments of which it is aware. Seller is not delinquent in the payment of any tax, assessment or governmental charge.

(c) No Pending Deficiencies, Delinquencies, Assessments or Audits. No tax deficiency or delinquency has been asserted against Seller. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of Seller that could be asserted by any taxing authority. There is no taxing authority audit of Seller pending or, to the best of Shareholder’s and Seller’s knowledge, threatened, and the results of any completed audits are properly reflected in the Financial Statements. Seller has not violated any federal, state, local or foreign tax law.

(d) No Extension of Limitation Period. Seller has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

(e) All Withholding Requirements Satisfied. All monies required to be withheld by Seller and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been (i) collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose or (ii) properly reflected in the Financial Statements.

(f) Sales and Use Taxes.

(i) The sale of the Assets by Seller to Purchaser will qualify as “an isolated or occasional sale of tangible personal property by a person not engaged in such business” under Louisiana R.S. 47:301(10)(c)(ii)(bb) and Louisiana R.S. 47:337.1 through R.S. 47:337.100.

(ii) Seller has not been regularly, frequently or continually engaged in the business of selling the Assets in retail sales from June 17, 2006 through the Closing Date.

(iii) Seller is selling the entire operating assets of its Seismic Division Business and the entire operating assets of its Employee Leasing Division Business to Purchaser in a single transaction.

(iv) Seller does not hold a direct payment permit issued by the Texas Comptroller of Public Accounts.

(v) Seller does not hold a permit that is issued pursuant to Chapter 151 of the Limited Sales, Excise and Use Tax Act of the Texas Administrative Code.

(g) State Unemployment Taxes. In respect of its most recently completed reporting period, Seller has paid all applicable state unemployment taxes during such period. Seller does not know or have reason to know of any increase or proposed increase, or facts that would lead to an increase, in the rate of such state unemployment tax for any period in the future.

(h) Tax Liability in Financial Statements. The liabilities (including deferred taxes) shown in the Financial Statements as of the date of the most recent balance sheet included in the Financial Statements and to be accrued on the books and records of the Seller through the Closing Date for taxes, interest and penalties are and will be adequate accruals and have been and will be accrued in a manner consistent with the practices utilized for accruing tax liabilities in the tax year ended December 31, 2006, and take into account net operating losses, investment credits and other carryovers for periods ended prior to the Closing Date.

(i) Foreign Person. Seller is not a foreign person, as such term is referred to in Section 1445(b)(2) of the Code.

(j) Safe Harbor Lease. None of the Assets constitute property that Purchaser, or any affiliate of Purchaser, will be required to treat as being owned by another person pursuant to the “Safe Harbor Lease” provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

(k) Tax Exempt Entity. None of the Assets are or will be subject to a lease to a “tax exempt entity” as such term is defined in Section 168(h)(2) of the Code.

(l) Collapsible Corporation. The Seller has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

Section 3.15. Compliance with Legal Requirements. To the best of Shareholder’s and Seller’s knowledge, except as otherwise set forth in Schedule 3.15 Seller is, and at all time since January 1, 2004, has been in compliance with all applicable federal, state, local, municipal, and foreign laws, rules, regulations, ordinances, codes, statutes, treaties and licensing requirements (including but not limited to requirements of governmental agencies, instrumentalities, divisions and departments, and including but not limited to zoning ordinances, occupational health and safety laws and regulations and environmental laws, statues and ordinances) (“Legal Requirements”) that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets and has filed with the proper authorities all necessary statements and reports. There are no existing violations by Seller of any Legal Requirement that could affect the property or business of Seller. Seller possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now conducted, all of which are listed in Schedule 3.15.

Section 3.16. Finder’s Fee. Except as set forth in Schedule 3.16, Seller has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby.

Section 3.17. Litigation. Except as described in Schedule 3.17, there are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of Seller and Shareholder threatened, against or affecting, or that could affect, Seller, any of the Assets, or the business of Seller. Seller is not (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Seller or to its business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree. Neither Seller nor Shareholder knows of any basis for any such action, proceeding or investigation.

Section 3.18. Accuracy of Information Furnished. All information furnished to Purchaser by Seller or Shareholder hereby or in connection with the transactions contemplated hereby is true, correct and complete in all material respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete in all material respects.

Section 3.19. Condition of Assets. Each item of tangible personal property included in the Assets is in good condition and repair and is suitable for its intended use in the ordinary course of business and is free from latent and patent defects. No item of tangible personal property included in the Assets is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. Each item of tangible personal property included in the Assets conforms in all material respects with all applicable ordinances, regulations and other Legal Requirements.

Section 3.20. Books of Account. The books of account of Seller have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of Seller have been properly recorded in such books. Seller has no liability except for liabilities reflected or reserved against on its Financial Statements and current liabilities incurred in the ordinary course of business of Seller since the date of the most recent unaudited balance sheet.

Section 3.21. Backlog. Schedule 3.21 sets forth the backlog relating to the Seller Seismic Division Business and any other backlog relating to the Assets.

Section 3.22. Customers. Set forth in Schedule 3.22 is a complete and accurate list of the 50 largest customers of Seller in terms of sales for each of the last three fiscal years and the current fiscal year to date, showing, with respect to each, the name, address and pricing and sales records relating to such customer.

Section 3.23. Suppliers. Set forth in Schedule 3.23 is a complete and accurate list of the 50 largest suppliers of Seller in terms of dollar volume of transactions of Seller for each of the last three fiscal years and the current fiscal year to date, showing, with respect to each, the name, address and aggregate dollar volume of purchases from such supplier.

Section 3.24. Pricing. Set forth in Schedule 3.24 is a complete and accurate list of Seller’s standard prices and any applicable discounts by customer name.

Section 3.25. Product Warranties. There is no claim against or liability of Seller on account of product warranties or with respect to the manufacture, sale or rental of defective products and there is no basis for any such claim on account of defective products heretofore manufactured, sold or rented that is not fully covered by insurance.

Section 3.26. Ownership Interests of Interested Persons. Except as set forth in Schedule 3.26, no officer, supervisory employee, director or shareholder of Seller, or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer or supplier of Seller, or any organization that has a material contract or arrangement with Seller.

Section 3.27. Certain Payments. To the best knowledge of Seller and Shareholder, neither Seller nor any director, officer or employee of Seller has paid or caused to be paid, directly or indirectly, in connection with the business of Seller:

(a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or

(b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

Section 3.28. Employee Plans. Seller has no Defined Benefit Plans (as defined in Section 414(l) of the Code), money purchase pension plans or Multiemployer Plans (as defined in Section 3(37) of ERISA), and Seller has not made a complete or partial withdrawal from any Multiemployer Plan so as to incur withdrawal liability under Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA). Seller is not a member of a Controlled Group of Corporations of which any member has terminated, or will terminate before the Closing, any plan subject to Title IV of ERISA. Seller has made full payment of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. The value of the assets of each Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan. Seller is not required to provide security to an Employee Plan under Section 401(a)(29) of the Code. Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date. The Employee Plans have been operated in compliance with all applicable Legal Requirements and the plan documents and neither Seller nor any ERISA Affiliate has any liability and the transactions contemplated by this Agreement will not result in any liability (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 or ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code or (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code.

Section 3.29. Employment Matters. Except as set forth in Schedule 3.29, Seller has complied with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security, taxes and occupational safety and health. Neither Seller nor Shareholder is aware of any current violations of any such Legal Requirements. Seller is not liable for the payment of any taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. Seller is not a party to any collective bargaining agreement or similar agreement with respect to its employees; there is no labor strike, dispute, slowdown, work stoppage, lockout or other labor controversy in effect or to Seller’s and Shareholder’s best knowledge, threatened against or otherwise affecting or involving the business of Seller nor has any such labor controversy occurred within the past three years; there is no grievance which might have a material adverse effect and no arbitration proceeding is pending or to Seller’s and Shareholder’s best knowledge, threatened and no claim therefor has been asserted nor has any such action occurred with in the past three years; there is no unfair labor practice charge or complaint pending or to Seller’s and Shareholder’s best knowledge, threatened relating to the business of Seller; and no representation question has been brought to the attention of Seller respecting any of the employees of Seller with the past three years, nor are there any campaigns being conducted to solicit cards from any of the employees of Seller to authorize representation by any labor organization.

Section 3.30. Independent Contractors. The personnel utilized by Seller in the Seller Employee Leasing Division Business are independent contractors over whom Seller does not exercise control. Such personnel satisfy the Internal Revenue Service and Fair Labor Standards Act guidelines for independent contractors.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date except as set forth in the schedules delivered by Purchaser to the Seller and Shareholder on the date hereof, as supplemented or amended (such schedules, as so supplemented or amended, the “Purchaser Disclosure Schedule”). The Purchaser Disclosure Schedule is arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Article IV. References in Article IV to a numbered schedule mean the section of the Disclosure Schedule that corresponds with that number; for example, references to “Schedule 4.1” means Section 4.1 of the Purchaser Disclosure Schedule. Notwithstanding anything herein to the contrary, each matter disclosed in the Purchaser Disclosure Schedule shall be deemed responsive to all other Sections of the Agreement to which disclosure is required by Purchaser; provided, however, that the responsiveness of such a disclosure matter to another Section of the Agreement or disclosure schedule is obvious.

Section 4.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 4.2. Authorization and Validity. The execution, delivery and performance by Purchaser of this Agreement, the Note and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Purchaser and constitute or will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

Section 4.3. No Violation. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, the Articles of Incorporation or Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound or (ii) violate or conflict with any constitution, judgment, decree, order, injunction, charge, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser.

Section 4.4. Consents. Except as set forth in Schedule 4.4, no consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is necessary or required to authorize, or is necessary or required in connection with, the execution, delivery, performance and consummation of this Agreement or the agreements contemplated hereby on the part of Purchaser.

Section 4.5. Finder’s Fee. Purchaser has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby.

ARTICLE V

Covenants of Seller and Shareholder

Seller and Shareholder agree that between the date hereof and the Closing:

Section 5.1. Consummation of Agreement. Seller shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

Section 5.2. Business Operations. Seller shall operate its business in the ordinary course and will not introduce any new method of management or operation. Seller shall use its best efforts to preserve the business of Seller intact, to retain its present customers and suppliers in connection with the Seller Employee Leasing Division Business and the Seller Seismic Division Business so that they will be available to Purchaser after the Closing. Seller shall not take any action that could materially adversely affect the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Seller without the prior written consent of Purchaser or take or fail to take any action that would cause or permit the representations made in Article III to be inaccurate at the time of Closing (without any update to the Disclosure Schedule) or preclude Seller from making such representations and warranties at the Closing (without any update to the Disclosure Schedule).

Section 5.3. Access. Seller shall permit Purchaser and its authorized representatives full access to, and make available for inspection, all of the Assets and business of Seller, including its employees, customers and suppliers, and permit Purchaser and its authorized representatives to inspect and make copies of all documents, records and information with respect to the affairs of Seller as Purchaser and its representatives may request, for the purpose of permitting Purchaser to become familiar with the business and assets and liabilities of Seller.

Section 5.4. Material Change. Seller shall promptly inform Purchaser in writing of any material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Seller. Notwithstanding the disclosure to Purchaser of any such material adverse change, Seller shall not be relieved of any liability for, nor shall the providing of such information by Seller to Purchaser be deemed a waiver by Purchaser of, the breach of any representation or warranty of Seller contained in this Agreement.

Section 5.5. Approvals of Third Parties. Seller shall use its best efforts to secure, as soon as practicable after the date hereof, all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

Section 5.6. Hiring Employees. Seller shall cooperate with all requests made by Purchaser for the purpose of allowing Purchaser to hire those employees of Seller designated by Purchaser, such employment to be effective as of the Closing Date, and Seller shall use commercially reasonable efforts to assist Purchaser in entering into an employment and non-competition agreement in a form acceptable to Purchaser with Shareholder, such agreement to be effective as of the Closing Date. Purchaser shall have no obligation to employ any employee of Seller. Purchaser shall not adopt or assume any of Seller’s Employee Plans. Seller shall remain responsible for any liability or obligation of Seller under COBRA to offer, maintain, provide or continue coverage for any individual who may have been covered under a group health plan maintained by Seller or an affiliated entity prior to the Closing.

Section 5.7. Contracts. Except with Purchaser’s prior written consent, Seller shall not waive any right under or cancel any Contract, nor will it assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale in connection with the Seller Employee Leasing Division Business, the Seller Seismic Division Business or any of the Assets, except in the ordinary course of business.

Section 5.8. Changes in Inventory. Seller shall not alter the physical contents or character of its raw materials, work-in-process or finished goods inventory or the mixture of products in its finished goods inventory so as to adversely affect the nature of the Seller Employee Leasing Division Business, the Seller Seismic Division Business or any of the Assets or result in a change in the total dollar valuation thereof.

Section 5.9. Capital Assets; Payments of Liabilities. Seller shall not, without the prior written approval of Purchaser (i) acquire or dispose of any capital asset having an initial cost of $25,000 or more or (ii) discharge or satisfy any lien or encumbrance or pay or perform any obligation or liability other than (a) liabilities and obligations reflected in the Financial Statements or (b) current liabilities and obligations incurred in the usual and ordinary course of business of Seller since November 30, 2006 and, in either case (a) or (b) above, only as required by the express terms of the agreement or other instrument pursuant to which the liability or obligation was incurred.

Section 5.10. Mortgages, Liens and Guaranties. Seller shall not, without the prior written approval of Purchaser, enter into or assume any mortgage, pledge, conditional sale or other title retention agreement or permit any Security Interest to attach to any of the Assets other than existing security interests reflected in the Financial Statements and the Schedules to this Agreement, all of which shall be released as of the Closing Date so that the Assets will be transferred to Purchaser free and clear of any Security Interests.

Section 5.11. No Negotiation with Others. Seller shall not solicit or participate in negotiations with (and Seller shall use its best efforts to prevent any affiliate, shareholder, director, officer, employee or other representative or agent of Seller from negotiating with, soliciting or participating in negotiations with) any third party with respect to the sale of the Seller Employee Leasing Division Business, the Seller Seismic Division Business or any of the Assets or any transaction inconsistent with those contemplated hereby.

Section 5.12. Backlog. Seller’s backlog shall only be increased or decreased in the ordinary course of business.

Section 5.13. Required Approvals. As promptly as practicable after the date of this Agreement, Seller shall make all filings required to be made by it in order to consummate the transactions contemplated by this Agreement and Seller shall cooperate with Purchaser with respect to all filings the Purchaser elects to make or is required to make, including without limitation complying promptly with all requests for additional information.

Section 5.14. State and Local Sales And Use Tax Cooperation. Seller shall, upon the reasonable request of Purchaser, cooperate with Purchaser by providing exemption certificates, letters, correspondence, affidavits and any other reasonably requested documentation (whether already in existence or to be contemporaneously prepared by Seller) to Purchaser for its use in defending a state or local tax audit, contesting a pending, threatened or proposed tax claim or assessment, defending a pending, threatened or proposed tax claim or assessment, defending litigation by a state or local taxing authority to recover allegedly owed sales and use taxes, and instituting litigation against a state or local taxing authority to recover sales and use taxes paid under protest attributable to the sale of the Assets by Seller to Purchaser.

Section 5.15. Cooperation by Shareholder. Shareholder shall use his best efforts to ensure that Seller complies with all the foregoing covenants and agreements and shall cooperate in complying with the foregoing covenants and agreements.

Section 5.16. Update to Disclosure Schedule. Subject to Section 12.1(b), Seller and Shareholder shall have the right and continuing obligation until the Closing Date to supplement or amend promptly the Disclosure Schedule with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedule in order not to breach any representation, warranty or covenant of such party contained herein. Each amendment or supplement to the Disclosure Schedule shall be clearly marked so as to indicate the amending or supplemental information contained therein, which shall be presented in appropriate detail, and shall be delivered prior to the Closing Date and in the manner provided in Section 13.13.

ARTICLE VI

Purchaser’s Covenants

Purchaser agrees that between the date hereof and the Closing:

Section 6.1. Consummation of Agreement. Purchaser shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

Section 6.2. Required Approvals. As promptly as practicable after the date of this Agreement, Purchaser shall make all filings required to be made by it in order to consummate the transactions contemplated by this Agreement.

Section 6.3. Update to Purchaser Disclosure Schedule. Purchaser shall have the right and continuing obligation until the Closing Date to supplement or amend promptly the Purchaser Disclosure Schedule with respect to any matter that would have been or would be required to be set forth or described in the Purchaser Disclosure Schedule in order not to breach any representation, warranty or covenant of such party contained herein. Each amendment or supplement to the Disclosure Schedule shall be clearly marked so as to indicate the amending or supplemental information contained therein, which shall be presented in appropriate detail, and shall be delivered prior to the Closing Date and in the manner provided in Section 13.13.

ARTICLE VII

Purchaser’s Conditions Precedent

Except as may be waived in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

Section 7.1. Representations and Warranties. The representations and warranties of Seller and Shareholder contained herein shall have been true and correct in all material respects when initially made and shall be true and correct in all respects as of the Closing Date; and Purchaser shall have received a certificate of Seller’s President and of Shareholder, dated as of the Closing Date, to the foregoing effect.

Section 7.2. Covenants and Conditions. Seller and Shareholder shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by Seller prior to the Closing Date; and Purchaser shall have received a certificate of Seller’s President and of Shareholder, dated as of the Closing Date, to the foregoing effect.

Section 7.3. Opinion. Counsel to Seller shall have delivered to Purchaser its opinion, dated as of the Closing Date, in form and substance satisfactory to counsel for Purchaser, to the effect set forth in Exhibit 7.3.

Section 7.4. Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby or that would, in the sole discretion of Purchaser and its counsel, make it inadvisable for Purchaser to close this transaction.

Section 7.5. No Material Adverse Change. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Seller shall have occurred since the date of the most recent audited balance sheet included in the Financial Statements, whether or not such change shall have been caused by the deliberate act or omission of Seller.

Section 7.6. Governmental Approvals and Filings. All necessary government approvals regarding this transaction shall be received prior to the Closing Date to the reasonable satisfaction of Purchaser and its counsel. Any applicable waiting period or suspensory obligation for the approvals shall have expired or have been terminated without action to prevent consummation of the transactions contemplated hereby.

Section 7.7. Due Diligence Review. By the Closing Date, Purchaser and its financial advisor shall have completed a due diligence review of the business, operations and financial statements of Seller, the results of which shall be satisfactory to Purchaser in its sole discretion.

Section 7.8. Closing Deliveries. Purchaser shall have received all documents, duly executed in form satisfactory to Purchaser and its counsel, referred to in Section 9.1.

Section 7.9. Financing. Purchaser shall have received financing, on terms satisfactory to Purchaser, in the amount of the Cash Consideration, and Purchaser shall have received the consent of its lenders to the transaction.

Section 7.10. Approval by the Board of Directors. This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of Purchaser.

Section 7.11. Contractual Consents. Consents to the assignment of the Contracts set forth on Schedule 1.1(a)(3) shall have been obtained and shall be in form and substance reasonably satisfactory to the Purchaser (any such form to include a consent to a subsequent collateral assignment by the Purchaser).

Section 7.12. Shareholder. Shareholder shall have accepted employment with the Purchaser to be effective upon Closing and, shall have entered into an employment agreement, which includes a noncompetition agreement, in the form of Exhibit 9.1(n).

Section 7.13. Employment Matters. Purchaser shall not have become aware of any adverse information in connection with any employment matters relating to Seller’s business that would, in the sole discretion of Purchaser, make it inadvisable for Purchaser to close this transaction.

ARTICLE VIII

Conditions Precedent of Seller and Shareholder

Except as may be waived in writing by Seller and Shareholder, the obligations of Seller and Shareholder hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

Section 8.1. Representations and Warranties. The representations and warranties of Purchaser contained herein shall be true and correct in all respects as of the Closing Date; and Purchaser shall have delivered to Seller and Shareholder a certificate of Purchaser’s President, dated as of the Closing Date, to the foregoing effect.

Section 8.2. Covenants and Conditions. Purchaser shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; and Purchaser shall have delivered to Seller and Shareholder a certificate of Purchaser’s President, dated as of the Closing Date, to the foregoing effect.

Section 8.3. Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

Section 8.4. Governmental Approvals and Filings. All necessary government approvals regarding this transaction shall be received prior to the Closing Date to the reasonable satisfaction of Seller and its counsel. Any applicable waiting period or suspensory obligation for the approvals shall have expired or have been terminated without action to prevent consummation of the transactions contemplated hereby.

Section 8.5. Opinion. Counsel to Purchaser shall have delivered to Seller and Shareholder its opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to counsel for Seller, to the effect set forth on Exhibit 8.5.

ARTICLE IX

Closing Deliveries

Section 9.1. Deliveries of Seller. At the Closing, Seller and Shareholder shall deliver to Purchaser the following, all of which shall be in a form satisfactory to counsel to Purchaser:

(a) a Bill of Sale in the form attached as Exhibit 2.1 conveying the Assets to Purchaser;

(b) an assignment (which may be included in the Bill of Sale) with respect to all of Seller’s rights and obligations under the Contracts.

(c) an Assignment of Warranties (which may be included in the Bill of Sale) assigning all warranties, guaranties and bonds applicable to the Assets or any part thereof; such assignment to provide that Seller will cooperate with Purchaser to secure performance by any warrantor for any work that Purchaser believes should be performed by any warrantor pursuant to such guaranties or warranties.

(d) an instrument dated no more than ten (10) calendar days prior to the Closing Date showing there are no financing statements, judgments, taxes or other liens outstanding against the Seller or any of the Assets (other than the lien in favor of lenders of the Seller that will be paid with a portion of the Purchase Price at the Closing), certified by an officer of Seller to the effect that the information contained therein is true and correct as if such instrument or instruments were dated the Closing Date.

(e) a copy of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Secretary of that corporation as being true and correct copies of the originals thereof subject to no modifications or amendments;

(f) a certificate of the President of Seller and a certificate of Shareholder, dated the Closing Date, as to the truth and correctness of the representations and warranties of Seller and Shareholder contained herein on and as of the Closing Date as provided for in Section 7.1;

(g) a certificate of the President of Seller and a certificate of Shareholder, dated the Closing Date, (i) as to the performance of and compliance by Seller and Shareholder with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent of Seller and Shareholder to the Closing have been satisfied as provided for in Section 7.2, including that all shareholders of Seller have approved the transaction;

(h) a certificate of the President of Seller and a certificate of Shareholder, dated the Closing Date, as to the truth and correctness of the representations and warranties of Seller and Shareholder contained herein on and as of the Closing Date, as provided for in Sections 3.14(f)(i) through (v).

(i) a certificate of the Secretary of Seller certifying as to the incumbency of the directors and officers of Seller and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Seller;

(j) a certificate, dated within five (5) days of the Closing Date, of the Secretary of State and the Comptroller of the Currency of the State of Texas establishing that Seller is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

(k) certificates, dated within five (5) days of the Closing Date, of the Secretaries of State of the states in which Seller is qualified to do business, to the effect that Seller is qualified to do business and is in good standing as a foreign corporation in each of such states;

(l) an opinion of Boyer & Ketchand, a professional corporation, counsel to Seller, dated as of the Closing Date, pursuant to Section 7.3;

(m) all authorizations, consents, approvals, permits and licenses referenced in Section 3.4;

(n) an executed Employment Agreement between Purchaser and Shareholder in the form attached as Exhibit 9.1(n);

(o) an executed Key Employee Escrow Agreement in the form attached as Exhibit 2.2(b);

(p) endorsed vehicle certificates of title;

(q) Subordination Agreements in a form acceptable to Purchaser’ lenders; and

(r) such other instrument or instruments of transfer as shall be necessary or appropriate, as Purchaser or its counsel shall reasonably request, to vest in Purchaser good and marketable title to the Assets.

Section 9.2. Deliveries of Purchaser . At the Closing, Purchaser shall deliver to Seller:

(a) the Cash Consideration in immediately available funds;

(b) the Note;

(c) an executed Key Employee Escrow Agreement in the form attached as Exhibit 2.2(b);

(d) a copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement, the Note and all related documents and agreements, each certified by Purchaser’s Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

(e) a certificate of the President of Purchaser, dated the Closing Date, as to the truth and correctness of the representations and warranties of Purchaser contained herein on and as of the Closing Date as provided for in Section 8.1;

(f) a certificate of the President of Purchaser, dated the Closing Date, (i) as to the performance and compliance by Purchaser with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent of Purchaser to the Closing have been satisfied as provided for in Section 8.2;

(g) a certificate of the Secretary of Purchaser certifying as to the incumbency of the directors and officers of Purchaser and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Purchaser;

(h) a certificate, dated within five (5) days of the Closing Date, of the Secretary of State of Purchaser’s state of incorporation, establishing that Purchaser is in existence, has paid all state taxes and otherwise is in good standing to transact business in such state; and

(i) an opinion of counsel to Purchaser, dated as of the Closing Date, pursuant to Section 8.5.

Section 9.3. Additional Deliveries of Purchaser. At the Closing, Purchaser shall deliver to Shareholder an executed Employment Agreement between Purchaser and Shareholder in the form attached as Exhibit 9.1(n).

ARTICLE X

Post Closing Matters

Section 10.1. Further Instruments of Transfer. Following the Closing, at the request of Purchaser, Seller and Shareholder shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to (i) vest in Purchaser good and marketable title to the Assets and (ii) transfer to Purchaser all licenses and permits necessary for the operation of the Assets.

Section 10.2. Sales Taxes Applicable to Sales Prior to or On the Closing Date. Seller shall timely file all sales tax returns with respect to sales occurring in connection with Seller’s business prior to or on the Closing Date.

Section 10.3. Sales and Transfer Taxes. Seller shall timely pay all sales taxes applicable to the sales reported on the tax returns referred to in Section 10.2. Seller and Shareholder shall be liable for and shall indemnify Purchaser against all sales, transfer, use, excise, registration or other taxes assessed or payable in connection with the transfer of the Assets from Seller to Purchaser. Seller and Purchaser shall sign, and otherwise shall cooperate in the preparation and filing with the appropriate governmental agencies of, any affidavits or other transfer documents that are required in connection with the transfer of vehicles or trailers that constitute part of the Assets.

Section 10.4. Restrictions on Seller Dissolution and Distributions. Seller shall not dissolve or distribute the Note until the Note matures or is cancelled; provided that, if Seller wishes to distribute the Note, it may distribute the Note so long as it retains a portion of the Cash Consideration received hereunder that is equal to balance of the Note until the Note matures or is cancelled (and as the balance of the Note is reduced, the portion of the Cash Consideration retained by Seller may be reduced).

Section 10.5 Collection of Payments. Following the Closing, (a) Seller will promptly, and in any event, not later than seven days following receipt, forward to Purchaser any payments received by Seller with respect to any of the Assets, and any checks, drafts or other instruments payable to Seller will, when so delivered, bear all endorsements required to effectuate the transfer of the same to Purchaser, (b) Seller will promptly forward to Purchaser any mail or other communications received by Seller relating to the Assets or the Assumed Liabilities, (c) Purchaser will promptly, and in any event, not later than seven days following receipt, forward to Seller any payments received by Purchaser with respect to any of the Excluded Assets, and any checks, drafts or other instruments payable to Purchaser shall, when so delivered, bear all endorsements required to effect the transfer of the same to Seller, and (d) Purchaser will promptly forward to Seller any mail or other communications received by Purchaser relating to the Excluded Assets or any excluded liabilities.

ARTICLE XI

Remedies

Section 11.1. INDEMNIFICATION BY SELLER AND SHAREHOLDER. SUBJECT TO THE TERMS AND CONDITIONS OF THIS ARTICLE, SELLER AND SHAREHOLDER JOINTLY, SEVERALLY AND IN SOLIDO AGREE TO INDEMNIFY, DEFEND AND HOLD PURCHASER AND ITS DIRECTORS, OFFICERS, AGENTS, ATTORNEYS AND AFFILIATES HARMLESS FROM AND AGAINST ALL LOSSES, CLAIMS, OBLIGATIONS, DEMANDS, ASSESSMENTS, PENALTIES, LIABILITIES, COSTS, DAMAGES, ATTORNEYS’ FEES AND EXPENSES (COLLECTIVELY, “DAMAGES”), ASSERTED AGAINST OR INCURRED BY SUCH INDEMNITEES BY REASON OF OR RESULTING FROM:

(a) A BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT OF SELLER CONTAINED HEREIN, IN ANY EXHIBIT, SCHEDULE, CERTIFICATE OR FINANCIAL STATEMENT DELIVERED HEREUNDER, OR IN ANY AGREEMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY;

(b) ANY PRODUCT LIABILITY OR BREACH OF WARRANTY CLAIMS RELATING TO PRODUCTS SOLD BY SELLER PRIOR TO OR ON THE CLOSING DATE, AND ALL GENERAL LIABILITY CLAIMS ARISING OUT OF OR RELATING TO OCCURRENCES OF ANY NATURE RELATING TO SELLER’S BUSINESS PRIOR TO THE CLOSING DATE, WHETHER ANY SUCH CLAIMS ARE ASSERTED PRIOR TO, ON OR AFTER THE CLOSING DATE;

(c) ANY TAX FILING OR RETURN OR PAYMENT MADE, OR POSITION TAKEN, BY SELLER THAT ANY GOVERNMENTAL AUTHORITY CHALLENGES AND THAT RESULTS IN AN ASSERTION OF DAMAGES AGAINST PURCHASER;

(d) ANY FAILURE TO COMPLY WITH ALL APPLICABLE BULK TRANSFER LAWS;

(e) ANY FAILURE TO COMPLY WITH ALL APPLICABLE LEGAL REQUIREMENTS RELATING TO EMPLOYEE PLANS, EMPLOYMENT PRACTICES OR OTHER EMPLOYMENT MATTERS; OR

(f) ANY LIABILITY RELATED TO SELLER THAT HAS NOT BEEN EXPRESSLY ASSUMED BY PURCHASER.

THE FOREGOING INDEMNIFICATION APPLIES, WITHOUT LIMITATION, TO ANY AND ALL MATTERS ARISING OUT OF ANY ACT, OMISSION, EVENT OR CIRCUMSTANCE EXISTING OR OCCURRING ON OR PRIOR TO THE CLOSING DATE; PROVIDED THAT SUCH INDEMNITY SHALL NOT APPLY WITH RESPECT TO MATTERS CAUSED BY OR ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL

MISCONDUCT OF PURCHASER. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING AND SHALL CONTINUE INDEFINITELY THEREAFTER IN FULL FORCE AND EFFECT.

Section 11.2. INDEMNIFICATION BY PURCHASER. SUBJECT TO THE TERMS AND CONDITIONS OF THIS ARTICLE, PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD SHAREHOLDER AND SELLER AND SELLER’S RESPECTIVE DIRECTORS, OFFICERS, AGENTS, ATTORNEYS AND AFFILIATES HARMLESS FROM AND AGAINST ALL DAMAGES ASSERTED AGAINST OR INCURRED BY ANY OF SUCH INDEMNITEES BY REASON OF OR RESULTING FROM A BREACH BY PURCHASER OF ANY REPRESENTATION, WARRANTY OR COVENANT OF PURCHASER CONTAINED HEREIN OR IN ANY EXHIBIT, SCHEDULE OR CERTIFICATE DELIVERED HEREUNDER, OR IN ANY AGREEMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.3. CONDITIONS OF INDEMNIFICATION. THE RESPECTIVE OBLIGATIONS AND LIABILITIES OF SELLER AND SHAREHOLDER, ON THE ONE HAND, AND PURCHASER, ON THE OTHER HAND (THE “INDEMNIFYING PARTY”) TO THE OTHER (THE “PARTY TO BE INDEMNIFIED”) UNDER SECTIONS 11.1 AND 11.2 WITH RESPECT TO CLAIMS RESULTING FROM THE ASSERTION OF LIABILITY BY THIRD PARTIES SHALL BE SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS:

(a) WITHIN 20 DAYS (OR SUCH EARLIER TIME AS MIGHT BE REQUIRED TO AVOID PREJUDICING THE INDEMNIFYING PARTY’S POSITION) AFTER RECEIPT OF NOTICE OF COMMENCEMENT OF ANY ACTION EVIDENCED BY SERVICE OF PROCESS OR OTHER LEGAL PLEADING, THE PARTY TO BE INDEMNIFIED SHALL GIVE THE INDEMNIFYING PARTY WRITTEN NOTICE THEREOF TOGETHER WITH A COPY OF SUCH CLAIM, PROCESS OR OTHER LEGAL PLEADING, AND THE INDEMNIFYING PARTY SHALL HAVE THE RIGHT TO UNDERTAKE THE DEFENSE THEREOF BY REPRESENTATIVES OF ITS OWN CHOOSING AND AT ITS OWN EXPENSE; PROVIDED THAT THE PARTY TO BE INDEMNIFIED MAY PARTICIPATE IN THE DEFENSE WITH COUNSEL OF ITS OWN CHOICE, THE FEES AND EXPENSES OF WHICH COUNSEL SHALL BE PAID BY THE PARTY TO BE INDEMNIFIED UNLESS (i) THE INDEMNIFYING PARTY HAS AGREED TO PAY SUCH FEES AND EXPENSES, (ii) THE INDEMNIFYING PARTY HAS FAILED TO ASSUME THE DEFENSE OF SUCH ACTION OR (iii) THE NAMED PARTIES TO ANY SUCH ACTION (INCLUDING ANY IMPLEADED PARTIES) INCLUDE BOTH THE INDEMNIFYING PARTY AND THE PARTY TO BE INDEMNIFIED AND THE PARTY TO BE INDEMNIFIED HAS BEEN ADVISED BY COUNSEL THAT THERE MAY BE ONE OR MORE LEGAL DEFENSES AVAILABLE TO IT THAT ARE DIFFERENT FROM OR ADDITIONAL TO THOSE AVAILABLE TO THE INDEMNIFYING PARTY (IN WHICH CASE, IF THE PARTY TO BE INDEMNIFIED INFORMS THE INDEMNIFYING PARTY IN WRITING THAT IT ELECTS TO EMPLOY SEPARATE COUNSEL AT THE EXPENSE OF THE INDEMNIFYING PARTY, THE INDEMNIFYING PARTY SHALL NOT HAVE THE RIGHT TO ASSUME THE DEFENSE OF SUCH ACTION ON BEHALF OF THE PARTY TO BE INDEMNIFIED, IT BEING UNDERSTOOD, HOWEVER, THAT THE INDEMNIFYING PARTY SHALL NOT, IN CONNECTION WITH ANY ONE SUCH ACTION OR SEPARATE BUT SUBSTANTIALLY SIMILAR OR RELATED ACTIONS IN THE SAME JURISDICTION ARISING OUT OF THE

SAME GENERAL ALLEGATIONS OR CIRCUMSTANCES, BE LIABLE FOR THE REASONABLE FEES AND EXPENSES OF MORE THAN ONE SEPARATE FIRM OF ATTORNEYS AT ANY TIME FOR THE PARTY TO BE INDEMNIFIED, WHICH FIRM SHALL BE DESIGNATED IN WRITING BY THE PARTY TO BE INDEMNIFIED).

(b) IN THE EVENT THAT THE INDEMNIFYING PARTY, BY THE 30TH DAY AFTER RECEIPT OF NOTICE OF ANY SUCH CLAIM (OR, IF EARLIER, BY THE 10TH DAY PRECEDING THE DAY ON WHICH AN ANSWER OR OTHER PLEADING MUST BE SERVED IN ORDER TO PREVENT JUDGMENT BY DEFAULT IN FAVOR OF THE PERSON ASSERTING SUCH CLAIM), DOES NOT ELECT TO DEFEND AGAINST SUCH CLAIM, THE PARTY TO BE INDEMNIFIED WILL (UPON FURTHER NOTICE TO THE INDEMNIFYING PARTY) HAVE THE RIGHT TO UNDERTAKE THE DEFENSE, COMPROMISE OR SETTLEMENT OF SUCH CLAIM ON BEHALF OF AND FOR THE ACCOUNT AND RISK OF THE INDEMNIFYING PARTY AND AT THE INDEMNIFYING PARTY’S EXPENSE, SUBJECT TO THE RIGHT OF THE INDEMNIFYING PARTY TO ASSUME THE DEFENSE OF SUCH CLAIMS AT ANY TIME PRIOR TO SETTLEMENT, COMPROMISE OR FINAL DETERMINATION THEREOF.

(c) NOTWITHSTANDING THE FOREGOING, THE INDEMNIFYING PARTY SHALL NOT SETTLE ANY CLAIM WITHOUT THE CONSENT OF THE PARTY TO BE INDEMNIFIED UNLESS SUCH SETTLEMENT INVOLVES ONLY THE PAYMENT OF MONEY AND THE CLAIMANT PROVIDES TO THE PARTY TO BE INDEMNIFIED A RELEASE FROM ALL LIABILITY IN RESPECT OF SUCH CLAIM. IF THE SETTLEMENT OF THE CLAIM INVOLVES MORE THAN THE PAYMENT OF MONEY, THE INDEMNIFYING PARTY SHALL NOT SETTLE THE CLAIM WITHOUT THE PRIOR CONSENT OF THE PARTY TO BE INDEMNIFIED.

(d) THE PARTY TO BE INDEMNIFIED AND THE INDEMNIFYING PARTY WILL EACH COOPERATE WITH ALL REASONABLE REQUESTS OF THE OTHER.

Section 11.4. Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

Section 11.5. Remedies Not Exclusive. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

Section 11.6. Offset. Any and all amounts owing or to be paid by Purchaser to Seller, hereunder or otherwise, shall be subject to offset and reduction pro tanto by any amounts that may be owing at any time by Seller to Purchaser in respect of any failure or breach of any representation, warranty or covenant of Seller or Shareholder under or in connection with this Agreement or any other agreement with Purchaser or any transaction contemplated hereby or thereby, as reasonably determined by Purchaser. If Purchaser determines that such offset is appropriate, notice shall be given to Seller of such determination at least 10 days prior to the due date of the payment to be reduced. If the conditions upon which the reduction is based are cured by Seller prior to such due date, as determined by Purchaser, the amount of such payment shall not be so reduced.

Section 11.7. Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys’ fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the other parties in successfully (i) enforcing any of the terms of this Agreement or (ii) proving that another party breached any of the terms of this Agreement.

Section 11.8. Specific Performance. Seller acknowledges that a refusal by Seller to consummate the transactions contemplated hereby will cause irreparable harm to Purchaser, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, Purchaser shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

Section 11.9. Tax Effect of Indemnification. Notwithstanding any term or provision of this Agreement to the contrary, any indemnity payments owed by one party to another party to this Agreement shall be reduced by any tax benefits to the party claiming indemnity hereunder and increased by any tax detriments to the party claiming indemnity hereunder.

Section 11.10. Limitations on Indemnification. No Indemnified Party shall be entitled to indemnification pursuant to Article XI unless and until the aggregate of all Damages for which indemnification would (but for the limitation of this sentence) be required to be paid by the Indemnifying Party under Article XI of this Agreement (collectively, “Indemnity Obligations”) exceeds Twenty-Five Thousand and No/100 ($25,000) Dollars (the “Damage Threshold”), provided that if the aggregate Damages for which indemnification is required to be paid shall exceed the Damage Threshold, then only those Damages in excess of the Damage Threshold shall be payable. If an Indemnifying Party pays indemnification (including without limitation, the cost of defending a Third Party Claim) that was not required to be paid due to any limitation set forth in this Section 11.10, then the Indemnified Party shall, promptly after demand by the Indemnifying Party, reimburse the latter for such payments without interest. Absent a finding of fraud by a court having jurisdiction, the maximum aggregate liability of the Indemnifying Party with respect to Indemnity Obligations shall not exceed Three Million and No/100 ($3,000,000.00) Dollars in the aggregate (the “Aggregate Limitation”). The Indemnifying Party shall have no further obligations with respect to Indemnity Obligations at the earlier of the time when it has paid and/or is obligated to pay Indemnity Obligations equal in the aggregate to the Aggregate Limitation. To the extent the Note remains unpaid, all Indemnity Obligations shall first be satisfied by offset of unpaid amounts under the Note and only thereafter by a direct claim against the Shareholder and/or Seller. An Indemnified Party shall not be entitled to make any claim for indemnification under this Article XI unless notice of such claim describing such claim with particularity is given (i) prior to the date that is thirty-six (36) months after the Closing Date, or (ii) with respect to claims relating to the representations and warranties in Section 3.14 or other claims relating to tax and tax-related matters, the date that is not later than the expiration of the applicable statue of limitations for a claim by a taxing authority for any taxes, penalties or interest.

ARTICLE XII

Termination

Section 12.1. Termination. This Agreement may be terminated:

(a) at any time prior to the Closing Date by mutual agreement of all parties.

(b) at any time prior to the Closing Date by Purchaser (i) if any representation or warranty of Seller and Shareholder contained in this Agreement or in any certificate or other document executed and delivered by Seller or Shareholder pursuant to this Agreement is or becomes untrue or breached in any material respect, (ii) if Seller or Shareholder fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within ten (10) days, (iii) in the event of a material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Seller since the date of the most recent balance sheet included in the Financial Statements, (iv) if the results of Purchaser’s due diligence review are not satisfactory, or (v) in the event Seller or Shareholder amends or supplements its or their Disclosure Schedule and such amendment or supplement constitutes or reflects, individually or in the aggregate, a material adverse change to the business or prospects (as determined in good faith by Purchaser) of the Seller Employee Leasing Division Business, the Seller Seismic Division Business or the Assets or an adverse change to any employment matter relating to the Seller’s business.

(c) at any time prior to the Closing Date by Seller (i) if any representation or warranty of Purchaser contained in this Agreement or in any certificate or other document executed and delivered by Purchaser pursuant to this Agreement is or becomes untrue or breached in any material respect or (ii) if Purchaser fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within ten (10) days.

(d) at the Closing Date by Purchaser if the conditions stated in Article VII have not been satisfied.

(e) at the Closing Date by Seller if the conditions stated in Article VIII have not been satisfied.

In the event this Agreement is terminated pursuant to subparagraph (b), (c), (d) or (e) above, Purchaser and Seller shall each be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity. In the event of a termination of this Agreement under the provisions of this Article, a party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement.

ARTICLE XIII

Miscellaneous

Section 13.1. Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

Section 13.2. Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Purchaser to an affiliate of Purchaser.

Section 13.3. Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

Section 13.4. Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 13.5. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 13.6. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Seller, Shareholder or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by Seller, Shareholder or Purchaser, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of three (3) years, except for representations and warranties with respect to any tax or tax-related matters, which shall survive the Closing until the running of any applicable statutes of limitation.

Section 13.7. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF LOUISIANA. THE

PARTIES AGREE THAT THIS AGREEMENT SHALL BE PERFORMABLE IN LAFAYETTE PARISH, LOUISIANA.

Section 13.8. Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

Section 13.9. Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

Section 13.10. Interpretation. Each party hereto has reviewed and revised (or requested revisions of) this Agreement, and therefore, any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement, or any schedules or exhibits hereto.

Section 13.11. Reference to Agreement. Use of the words “herein”, “hereof”, “hereto” and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

Section 13.12. Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules of the Nasdaq Global Market, (ii) to attorneys, accountants, lenders, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (iii) by Purchaser in connection with obtaining financing for the transactions contemplated by this Agreement and conducting an examination of the operations and assets of Seller. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed. Confidential information includes, but is not limited to: financial records, surveys, reports, plans, proposals, financial information, information relating to personnel, contracts, stock ownership, liabilities and litigation; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

Section 13.13. Notice. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person. Such notice shall be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

If to Purchaser:	OMNI Energy Services Corp.
Post Office Box 3761

Lafayette, Louisiana 70502
Attn: Mr. Darcy Klug
Telephone: (337) 896-6664
Facsimile: (337) 896-9067

with a copy to:	Samuel E. Masur
Gordon, Arata, McCollam, Duplantis & Eagan, L.L.P.
400 E. Kaliste Saloom Road, Suite 4200
Lafayette, Louisiana 70508
Telephone: (337) 237-0123
Facsimile: (337) 237-3451

If to Seller or Shareholder:

Cypress Consulting Services, Inc.
dba Cypress Energy Services Company
757 N. Eldridge Parkway, Suite 620
Houston, Texas 77079
Attn:
Telephone:
Facsimile:

with a copy to:	Boyer & Ketchand
Nine Greenway Plaza
#3100
Houston, Texas 77046
Attn: John R. Boyer, Jr.
Telephone: (713) 871-2025
Facsimile: (713) 871-2024

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

Section 13.14. Choice of Forum. The parties hereto agree that should any suit, action or proceeding arising out of this Agreement be instituted by any party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding shall be instituted only in a state or federal court in Lafayette Parish, Louisiana. Each of the parties hereto consents to the in personam jurisdiction of any state or federal court in Lafayette Parish, Louisiana and waives any objection to the venue of any such suit, action or proceeding. The parties hereto recognize that courts outside Lafayette Parish, Louisiana may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any party hereto shall institute a proceeding involving this Agreement in a jurisdiction outside Lafayette Parish, Louisiana, the party instituting such proceeding shall indemnify any other party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in Lafayette Parish, Louisiana, including without limitation any additional expenses incurred as a result of litigating in another jurisdiction, such as reasonable fees and expenses of local counsel and travel and lodging expenses for parties, witnesses, experts and support personnel.

Section 13.15. Service of Process. Service of any and all process that may be served on any party hereto in any suit, action or proceeding arising out of this Agreement may be made in the manner and to the address set forth in Section 13.13 and service thus made shall be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made.

Section 13.16. Broker’s Commissions. Each party agrees that it will hold the other harmless from any claim by any finder, broker or agent who asserts that it has been employed by such party in connection with the transactions contemplated hereby.

Section 13.17. Limitation of Damages. Nothwithstanding any other provision of this Agreement (or any other agreement delivered in connection with the transactions contemplated by this Agreement) to the contrary, in no event shall either party be liable to the other or entitled to recover incidental, consequential, special, indirect, multiple, statutory, exemplary or punitive damages. The limitation of damages in this Section shall survive Closing or termination of this Agreement forever.

Section 13.18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

PURCHASER

OMNI ENERGY SERVICES CORP.

By:	/s/ James C. Eckert

Its:	President & CEO

SELLER

CYPRESS CONSULTING SERVICES,
INC., DBA CYPRESS ENERGY SERVICES

By:	/s/ Dennis Gray

Its:	CEO

SHAREHOLDER

/s/ Dennis Gray

Dennis Gray